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                                                                     Exhibit 4.2


                               FORM OF AGREEMENT

         AGREEMENT dated _________, 1998 among RAILAMERICA, INC., a Delaware corporation (the "Company"), EGS ASSOCIATES, L.P., a Delaware limited partnership ("EGS Associates"), EGS PARTNERS, L.L.C., a Delaware limited liability company ("EGS Partners"), BEV PARTNERS, L.P., a Delaware limited partnership ("Bev Partners"), JONAS PARTNERS, L.P., a Delaware limited partnership ("Jonas Partners"), WILLIAM EHRMAN ("Ehrman"), FREDERIC GREENBERG ("Greenberg"), FREDERICK KETCHER ("Ketcher"), JONAS GERSTL ("Gerstl"), JAMES McLAREN ("McLaren") and WILLIAM LAUTMAN ("Lautman"), (EGS Associates, EGS Partners, Bev Partners, Jonas Partners, Ehrman, Greenberg, Ketcher, Gerstl, McLaren and Lautman are sometimes hereinafter referred to individually as a "Shareholder", and collectively as the "Shareholders").

                              W I T N E S S E T H:

         WHEREAS, as of August 4, 1998, the Shareholders were the beneficial owners of an aggregate of 1,552,900 shares of the Company's Common Stock, par value $.001 per share (the "Common Stock"), representing approximately 15.9% of the 9,757,538 shares of Common Stock outstanding as of such date; and

         WHEREAS, the Company has agreed to modify certain terms of the Company's 1998 Common Stock Purchase Rights Agreement as set forth on Exhibit A attached hereto, on the condition that the Shareholders enter into this Agreement;

         NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth herein, the Company and each of the Shareholders agree as follows:
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         1. COMPANY SECURITIES. Each of the Shareholders represents and agrees that Schedule 1 attached hereto accurately and completely sets forth as of August 4, 1998 the number of shares of Common Stock owned of record or beneficially by any Shareholder. No Shareholder owns of record or beneficially any other securities of the Company not set forth on Schedule 1 for such Shareholder or any other Shareholder. Each of the Shareholders agrees that they will not acquire beneficially or of record, individually or in the aggregate, in excess of 19.9% of the outstanding shares of Common Stock.

         2. INVESTMENT INTENT. Each of the Shareholders represents and agrees that such Shareholder owns any shares of Common Stock without any view to exercising control over the Company, merging or otherwise combining it with any other person or effecting any change in the corporate structure of the Company or the manner in which the Company conducts its business.

         3. RESTRICTIONS ON CERTAIN ACTIONS. For any period during which the Shareholders own beneficially and/or of record, individually or in the aggregate, 15% or more of the outstanding shares of Common Stock, none of the Shareholders, without the prior written consent of the Company's Board of Directors, shall:

                  (a) directly or indirectly seek, or permit any person over whom or which such Shareholder has control (a "Controlled Person") to seek or encourage or assist any associate, partner or affiliate of such Shareholder to seek representation on the Board of Directors of the Company or otherwise seek to participate in or influence the Company's management, management decisions, operating policies, or governing corporate instruments;





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                  (b) instigate or join in any attempt to change the Company's management, management decisions, operating policies, governing corporate instruments or conduct of its business and affairs;

                  (c) solicit or permit any Controlled Person to solicit, or encourage or assist any associate, partner or affiliate of such Shareholder to solicit proxies with respect to any shares of Common Stock or other securities of the Company entitled to vote generally for the election of directors or otherwise ("Voting Securities") under any circumstance, or become a "participant", or permit any Controlled Person, or encourage or assist any associate, partner or affiliate of such Shareholder to become a "participant", in any "election contest" relating to the election of directors of the Company, changes in governing corporate instruments or otherwise (as such terms are used in Rule 14a-11 of Regulation 14A under the Act);

                  (d) deposit, or permit any Controlled Person, or encourage or assist any associate, partner or affiliate of such Shareholder to deposit, any Voting Securities in a voting trust or similar arrangement, or subject or permit any Controlled Person, or encourage or assist any associate, partner or affiliate of such Shareholder to subject any Voting Securities to a voting or similar agreement;

                  (e) take any action alone or in concert with any other person to acquire or affect the control of the Company or, directly or indirectly, participate in, or encourage the formation of, any group seeking to obtain or take control of the Company; or

                  (f) directly or indirectly seek to influence any of the Company's contractual relationships, whether orally, in writing or otherwise (including, without limitation, the Company's contractual relationships with its auditors, its investment bankers and its lenders).





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         4. SPECIFIC ENFORCEMENT. Each of the Shareholders acknowledges and agrees that the Company would be irreparably damaged in the event that any of the provisions of this Agreement were not performed by any of the Shareholders in accordance with their specific terms or were otherwise breached. It is accordingly agreed that the Company shall be entitled to an injunction or injunctions to prevent breaches of such provisions and to specifically enforce such provisions in any action instituted in any court of the United States or any state thereof having subject matter jurisdiction, in addition to any other remedy to which the Company may be entitled, at law or in equity. Each of the Shareholders consents to personal jurisdiction in any such action brought in the United States District Court for the Southern District of Florida, or in any court of the State of Florida having subject matter jurisdiction, and to service of process upon it in the manner set forth in paragraph 6(f) hereof.

         5. AUTHORITY. Each party to this Agreement represents to the other parties that (i) it has the authority to, and has taken all action necessary to execute and deliver this Agreement and to carry out its obligations set forth herein, and (ii) that this Agreement has been duly executed and delivered by it, and assuming due authorization, execution and delivery by the other parties, constitutes a valid and binding obligation of such party.

         6.     MISCELLANEOUS.

                  (a) SEVERABILITY. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated. It is hereby stipulated and declared to be the intention of the parties that they would have executed the




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remaining terms, provisions, covenants and restrictions without including any of such which may be hereafter declared invalid, void or unenforceable.

                  (b) EXPENSES. Each party hereto shall pay its own expenses incurred in connection with this Agreement.

                  (c) SUCCESSORS AND ASSIGNS. No party shall assign his or its rights hereunder, without the prior written consent of all parties hereto. This Agreement shall be binding upon and shall inure to the benefit of and be enforceable by the successors and assigns of the parties hereto.

                  (d) SURVIVAL OF REPRESENTATIONS, WARRANTIES, AND AGREEMENTS. All representations, warranties, covenants and agreements made herein shall survive the execution and delivery of this Agreement without limitation as to time.

                  (e) AMENDMENTS. This Agreement may not be modified, amended, altered or supplemented except upon the execution and delivery of a written agreement executed by the parties hereto.

                  (f) NOTICES. All notices, requests, claims, demands and other communications hereunder shall be in writing and shall be given (and shall be deemed to have been duly given if given) by delivery, by cable, facsimile transmission, telegram or telex, or by mail (registered or certified mail, postage prepaid, return receipt requested) to the respective parties at their addresses set forth below on the signature pages hereof or to such other address as any party may have furnished to the other parties in writing in accordance herewith, except that notices of change of address shall only be effective upon receipt.



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                  (g) GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the substantive law of the State of Delaware without giving effect to the principles of conflict of laws thereof.

                  (h) COUNTERPARTS. This Agreement may be executed in several counterparts, each of which shall be an original, but all of which together shall constitute one and the same agreement.




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         IN WITNESS WHEREOF, the parties have caused this Agreement to be duly executed as of the day and year first above written.



                                     RAILAMERICA, INC.
                                     301 Yamato Road, Suite 1190
                                     Boca Raton, Florida 33431



                                     By:
                                        ---------------------------------------


                                     EGS ASSOCIATES, L.P., a Delaware limited partnership



                                     By:
                                        ---------------------------------------


                                     EGS PARTNERS, L.L.C., a Delaware limited liability company



                                     By:
                                        ---------------------------------------


                                     BEV PARTNERS, L.P., a Delaware limited
                                     partnership



                                     By:
                                        ---------------------------------------


                                     JONAS PARTNERS, L.P., a Delaware limited partnership




                                     By:
                                        ---------------------------------------



                                        ---------------------------------------
                                                     William Ehrman



                                        ---------------------------------------
                                                  Frederic Greenberg






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                                        ---------------------------------------
                                                   Frederick Ketcher



                                        ---------------------------------------
                                                      Jonas Gerstl



                                        ---------------------------------------
                                                    James McLaren



                                        ---------------------------------------
                                                     William Lautman





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                                   SCHEDULE 1

                         OWNERSHIP AS OF AUGUST 4, 1998*

                   NAME                                           COMMON STOCK
                   ----                                           ------------
      EGS Associates L.P.                                           457,518
      EGS Overseas Fund Limited                                       3,500
      BEV Partners, L.P.                                            176,067
      EGS Partners, L.L.C. - Managed Account A                       12,603
      Jonas Partners, L.P.                                           33,000
      EGS Partners, L.L.C. - Managed Account B                      830,212
      William Ehrman                                                 15,000
      Beverly Ehrman (spouse of W. Ehrman)                           15,000
      Frederick Ketcher                                              10,000

















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*Other Shareholders may also be deemed to have beneficial ownership of the shares listed next to the name of a particular Shareholder.